November 7, 2001


Dear Shareholders,

	We are writing to inform you that Seven Fields Development (PA), Inc., ("Seven Fields PA"), of which you are a shareholder, is terminating its existence and dissolving. In addition, Seven Fields PA's wholly owned subsidiaries, Seven Fields Management Company and Seven Fields (DEL), Inc.
("Seven Fields DEL") are liquidating and dissolving.  Also, Seven
 Fields Development Company, of which Seven Fields PA owns an 83% interest indirectly through Seven Fields DEL, is terminating its existence. All four entities are undergoing a coordinated termination and liquidation, all effective
October 31, 2001. All of the Companies, individually and/or collectively, are called "the Seven Fields Companies" throughout the rest of this letter. Substantially all of the assets of the Seven Fields Companies are held by the Seven Fields
Development Company, which is a business trust.

	We have set forth in this letter very important information concerning your interest in the Seven Fields
Companies. The development efforts of the Seven Fields
 Companies have ceased; no employees remain; there is one remaining saleable parcel of property, which is under agreement of sale; therefore, management has made the determination that the Seven Fields Companies should be terminated and liquidated. The shareholders of Seven Fields PA approved that dissolution at the last annual meeting on March 30, 2001.

	Two liquidating trusts  (the "Liquidating
Trusts") have been established as of October 31, 2001
 to facilitate the termination of the Seven Fields
Companies. The Liquidating Trusts are being established primarily to provide for the payment of contingent claims while reducing taxes and continuing expenses in connection with the liquidation.
Of the two liquidating trusts, one is being formed on
 behalf of the shareholders of Seven Fields PA and named the Seven Fields Development (PA), Inc.
Liquidating Trust (the "PA Liquidating Trust").  It will
 handle any contingent claims and expenses of Seven Fields PA and its two wholly owned subsidiaries
 .  The second, the Seven Fields Development Company
Liquidating Trust (the "Development Liquidating Trust") will handle contingent claims and expenses of Seven
 Fields Development Company.

	As of October 31, 2001, the assets
 of the Seven Fields Companies consisted of a certain amount of cash and one parcel of saleable real estate, as well as one parcel of real estate of negligible value. On behalf of you, the shareholders, on October 31, 2001, the Seven Fields Companies
distributed to the Liquidating Trusts all of their remaining assets. The Seven Fields Companies ceased all operations and hold no assets after the distribution to the Liquidating Trusts.  The Liquidating
 Trusts will then sell the non-cash assets distributed to them (except that the real estate with negligible value will be dedicated to the appropriate municipality) and complete the process of distributing to you the existing cash and proceeds, if any, from the sale of the non-cash assets.




	As a result of the transfer by the Seven
Fields Companies of their assets to the Liquidating
Trusts, you hold an interest in the Liquidating Trusts
 that is proportionate to your current interest in the Seven Fields Companies. Your proportionate interests in the distributions from the PA Liquidating
Trust can be determined by dividing the number of
 shares you held in Seven Fields PA by the total number of shares of Seven Fields PA issued and outstanding.
 Your interest in the Development Liquidating Trust will be that same proportionate interest multiplied by 83%
 . Seven Fields PA was no longer operational as of October 31, 2001, and, after the distributions, no longer held any assets. Therefore, your ownership interest represented by your shares in Seven
 Fields PA has terminated.

	Sometime after October 31, 2001, most
likely during November 2001, the Liquidating Trusts plan to distribute to you a portion of the cash distributed to the Liquidating Trusts by the Seven Fields
Companies. The cash distribution that you receive will be in proportion to your interest in the Liquidating Trusts. The total amount of cash distributed to you will be determined by the Trustee
 of the Liquidating Trusts, after taking into consideration the amount of cash necessary for the Liquidating Trusts to satisfy their liquidation expenses and any outstanding liabilities of the Seven Fields Companies. The Liquidating Trusts will continue to hold the remaining cash distributed to them by the Seven Fields Companies and will use that cash in the process of terminating the Seven
Fields Companies.


	The Trustee of the Development
Liquidating Trust currently intends to retain approximately $1 million in the Liquidating
Trust to provide for contingent claims, debts and expenses of liquidation. The Trustee of the PA Liquidating Trust currently intends to hold about $50,000 in the PA Liquidating Trust. Since the Development Liquidating Trust is responsible for paying all expenses and settling all contingent claims of the company which actually carried on the operations of the Seven Fields Companies, a substantially larger sum will be held in that liquidating trust.

	The Development Company Liquidating
Trust will sell the parcel of saleable land distributed to
 it by Seven Fields Development Company. At some point following the sale of the parcel of land, the Liquidating Trusts may make a second distribution of cash from the sale proceeds to all of the interest holders. This cash distribution also will be in proportion to your interest in the Liquidating Trusts

	The Liquidating Trusts will probably
 remain in existence for about three years. At the point when the Liquidating Trusts have fulfilled their purpose, the Liquidating Trusts will make a final distribution of any remaining cash to you.  The final cash distribution
 also will be in proportion to your interest in the Liquidating Trusts. The Liquidating Trusts will then terminate.

	Your interest in the Liquidating Trusts
 and your entitlement to receive a pro rata portion of the above-described distributions from the Liquidating Trusts shall be determined according to the books and records of each Liquidating Trust.  No certificate will be issued to you to evidence that interest. Your interest in the Liquidating Trusts is inheritable but not transferable.

	The tax consequences of the distributions made to you in connection with the termination of the Seven Fields Companies will vary depending upon the particular circumstances of each shareholder and the particular tax treatment given to your interests by you during the time that you held such ownership interest.
Accordingly, you should consult with you own tax advisor
 regarding your own tax consequences. With this in mind, the following is a general summary of certain federa l income tax consequences of the termination of the Seven Fields Companies. It is included to provide general information only and does not constitute legal advice to you.

	In general, the distribution by the Seven
 Fields Companies of all of their remaining assets to the Liquidating Trusts for your ultimate benefit is treated as first being made to you, the shareholders, and in turn, contributed by you to the Liquidating Trusts. You, therefore, realize an immediate gain or loss upon the "deemed distribution" to you of the assets of the
 Seven Fields Companies.  The "deemed distribution"
 to you is considered to be a distribution of property to you in exchange for your interests in the Seven Fields Companies. The gain or loss to you is measured by the fair market value of any property that is actually received, if any, plus the fair market value of the assets that you are "deemed" to receive (which are contributed to the Liquidating Trusts) over the basis of your shares
of Seven Fields PA.   The total of the distributions and the
 deemed distribution will be reported on a 1099-DIV to you in January of 2002. The 1099 will include all distributions made or deemed made during the 2001 calendar year. This 1099 is the last such form you shall receive from Seven Fields PA; therefore, you may take your appropriate gain or loss, subject to your tax professional's advice.

	In this case, the "deemed distribution"
 to you will take place on October 31, 2001 and you will recognize any applicable gain or loss as described above. You will not have any further tax consequences on any subsequent distributions from the Liquidating Trusts, such as the anticipated November 2001 distribution, any distribution following the sale of the parcel of land and the final distribution of any remaining assets. During the time that the Liquidating Trusts are active, you will receive as taxable income, your share of any taxable income earned by the trusts. It is anticipated that such taxable income shall be minimal and shall arise primarily from interest income. Any such income would be reported to you on a Form K-1 at the end of each calendar year.

	The Liquidating Trusts do not intend to file quarterly reports or proxy statements with the SEC. They intend to file an abbreviated annual report with the SEC and send the report to you.



As you know, the Seven Fields Companies have made
 distributions in the past.   The accounting records of Seven
Fields PA indicate that certain shareholders who are entitled to such distributions have never received them because they have never properly exchanged their old share certificates for new ones as a result of the reorganization of the Seven Fields Companies in 1995. In addition the records of Seven Fields
 PA indicate that certain shareholders who have received distributions in the form of checks from Seven Fields PA have not negotiated those checks. Both sets of shareholders remain entitled to the amounts due them under past distributions. It is necessary for Seven Fields PA to make certain that those amounts are available to those shareholders and are no longer held by Seven Fields PA or by the Liquidating Trusts. Therefore, as part of the liquidation process of Seven Fields PA, if you believe you are entitled to any past distribution, please notify the PA Liquidating Trust. New checks will be issued to the appropriate shareholders whose claims for past dividends are validated by the Liquidating Trusts. If you are one of the shareholders who receives such a check, the amount of such check shall be separately reported on your 1099-DIV.

	We hope that this information is helpful to you.
In the event that you have any questions concerning your tax treatment, please contact your tax professional

	Sincerely yours,

	LYNN HOFFMAN-KYLE
	Lynn Hoffman-Kyle
	Seven Fields Development (PA), Inc.
	Liquidating Trust